Rule 10f-3 Transaction Form

Acquisition of Securities During Affiliated Underwritings

Participating Funds

U.S. Registered Funds (Name of Fund, Aladdin Ticker):
BlackRock Senior High Income Fund, Inc. (ARK)
BlackRock Core Bond Trust   (BHK)
BlackRock Income Opportunity Trust   (BNA-USD)
BlackRock High Yield Portfolio of BlackRock Series Fund,
Inc   (BVA-HI)
BlackRock High Yield Trust   (BHY)
BlackRock High Income Shares   (HIS)
BlackRock High Yield Portfolio   (MIST-HY)
BlackRock Secured Credit Portfolio   (BR-MSB)
BlackRock Corporate High Yield Fund VI, Inc.   (HYT)
BlackRock Corporate High Yield Fund V, Inc.  (HYV)
BlackRock Strategic Bond Trust   (BHD)
BlackRock Funds, BlackRock Global Long/Short Credit Fund
(BR-GC)
BlackRock Funds II, High Yield Bond Portfolio   (BR-
HIYLD)
BlackRock Limited Duration Income Trust  (BLW)
BlackRock Debt Strategies Fund, Inc.   (DSU)
iShares iBoxx $ High Yield Corporate Bond Fund
(ISHHYLD)
BlackRock Corporate High Yield Fund III, Inc.   (CYE)
BlackRock Strategic Income Opportunities Portfolio
(BR-SIP)
BlackRock Multi-Asset Income - High Yield Portfolio
(BR-INC-HY)
BlackRock High Yield V.I. Fund   (BVA-HY)
BlackRock Corporate High Yield Fund, Inc.   (COY)
AST BlackRock Global Strategies Portfolio - US High
Yield   (PRU-AA-HY)
BlackRock Credit Allocation Income Trust IV (Preferred
Sleeve)   (BTZ-PREF)

The Offering

Key Characteristics (Complete ALL Fields)

Date of
Offering
Commencement:
01-17-2013
Security Type:
BND/CORP

Issuer
Axiall Corporation  (2023)
Selling
Underwriter
Barclays Capital Inc.
Affiliated
Underwriter(s)
[x] PNC
[ ] Other:
List of
Underwriter(s)
Barclays Capital Inc., J.P. Morgan
Securities LLC, Wells Fargo Securities,
LLC, RBC Capital Markets, LLC, Houlihan
Lokey Capital, Inc., PNC Capital Markets
LLC




Transaction Details

Date of Purchase
01-17-2013

Purchase
Price/Share
(per share / %
of par)
$100.00
Total
Commission,
Spread or
Profit
1.5%

1.	Aggregate Principal Amount
Purchased (a+b)
$22,000,000
a.US Registered Funds
(Appendix attached with
individual Fund/Client purchase)
$12,398,000
b.Other BlackRock Clients
$9,602,000
2.	Aggregate Principal Amount of
Offering
$450,000,000

Fund Ratio
[Divide Sum of #1 by #2]
Must be less than 0.25
(unless securities are Government
Securities)
0.04888

Legal Requirements

Offering Type (check ONE)

The securities fall into one of the following transaction types (see Definitions):
[ ] U.S. Registered Public Offering[Issuer must have 3 years of continuous operations]
[x] Eligible Rule 144A Offering[Issuer must have 3 years of continuous operations]
[ ] Eligible Municipal Securities[Issuer must have 3 years of continuous operations]
[ ] Eligible Foreign Offering[Issuer must have 3 years of continuous operations]
[ ] Government Securities Offering

Timing and Price (check ONE or BOTH)

[x] The securities were purchased before the end of the first day on which any sales were made, at a price that was not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the securities; and
[ ] If the securities are offered for subscription upon exercise of rights, the securities were purchased on or before the fourth day before the day on which the rights offering terminated.

Firm Commitment Offering (check ONE)
[x]  YES
[ ]  NO
The securities were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the securities being offered, except those purchased by others pursuant to a rights offering, if the underwriters purchased any of the securities.

No Benefit to Affiliated Underwriter (check ONE)
[x]  YES
[ ]  NO
No affiliated underwriter was a direct or indirect participant in, or benefited directly or indirectly from, the transaction.




Completed by:
Dillip Behera
Date:
02-01-2013

Global Syndicate Team Member




Approved by:
Yesenia Peluso
Date:
01-31-2013

Global Syndicate Team Member





Rule 10f-3 Report - Definitions








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